Exhibit 99.1

Company Contacts: Bionovo, Inc. Jim Stapleton Chief Financial Officer Phone: 510.420.4180 jim@bionovo.com Media: Katherina Audley Phone: 415.847.7295 katherina.audley@bionovo.com

Bionovo Stock to Begin Trading on
NASDAQ Capital Market Today

Emeryville, CA, May 29, 2007 - Bionovo, Inc. (NASDAQ: BNVI), a drug development company focused on the discovery of novel pharmaceutical agents for cancer and women's health, will be listed and begin trading on the NASDAQ Capital Market under the symbol "BNVI" effective at market open today, May 29, 2007. Most recently, Bionovo's common stock traded on the OTC Bulletin Board under the symbol "BNVI."

"It is quite an honor for us to be accepted into the NASDAQ Capital Market. We anticipate our move onto the NASDAQ will enhance visibility for our company and provide better liquidity for our shareholders,” said Dr. Isaac Cohen, CEO and co-founder of Bionovo. “This listing is one of several milestones we anticipate accomplishing this year and we would like to thank those who have extended their support to Bionovo to make this possible."

Bionovo, Inc.

Bionovo is a drug development company focusing on the discovery of novel pharmaceutical agents for cancer and women's health. The company has two drugs in clinical testing. MF101 has completed Phase 2 for quality of life conditions associated with menopause, and BZL101 is in Phase 1/2 for the treatment of advanced breast cancer. The company has an additional pipeline of drugs in development for breast cancer, pancreatic cancer and other menopausal symptoms. The company is developing its products in close collaboration with leading U.S. academic research centers, including: University of California, San Francisco, University of Colorado Health Sciences Center, University of California, Berkeley, and the University of Texas Southwestern Medical Center. For further information please visit: http://www.bionovo.com.

Forward-Looking Statements
This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third-party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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